Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION
On December 1, 2015, Platform Specialty Products Corporation ("Platform," "we," "us," "our," or the "Company") completed the acquisition of Alent plc ("Alent") by acquiring all the issued shares of Alent for approximately $1.74 billion in cash and 18,419,738 shares of our common stock issued to Alent shareholders, including Cevian Capital II Master Fund LP, the then largest shareholder of Alent (the "Alent Acquisition"). We financed the Alent Acquisition with (i) available cash on hand, (ii) the proceeds from the private offering of $500 million aggregate principal of 10.375% senior notes due 2021, completed on November 10, 2015 (the "Alent Notes"), and (iii) additional borrowings under our credit agreement dated April 12, 2007, as amended and/or restated of $1.05 billion (less original issue discount of 2%) through the establishment of Tranche B-3 term loans denominated in U.S. Dollar, approximately €300 million (less original discount of 2%) through the establishment of Tranche C-2 term loans denominated in Euros, and $115 million under our increased U.S. Dollar revolving credit facility (collectively, the "Alent Term Debt").
On February 13, 2015, we completed the acquisition of Arysta LifeScience Limited ("Arysta") for approximately $3.50 billion (the "Arysta Acquisition"). The purchase price consisted of $2.86 billion in cash (net of acquired cash, closing adjustments and including seller transaction expenses paid by Platform), and $600 million of Series B Convertible Preferred Stock of Platform issued to the Arysta seller with a fair market value of $646 million. We financed the Arysta Acquisition with (i) available cash on hand, (ii) the proceeds of the private offerings of $1.1 billion and €350 million (approximately $395 million based upon the February 2, 2015 exchange rate of $1.13 per €1.00) of 6.50% senior notes due 2022 and 6.00% senior notes due 2023, respectively (collectively, the "Arysta Notes" and together with the Alent Notes, the "Notes"), completed on February 2, 2015, and (iii) on February 13, 2015, additional borrowings of $500 million (less original issue discount of 1%) through an incremental term loan denominated in U.S. Dollar, €83 million (less original discount of 2%)(approximately $94.5 million based upon the February 13, 2015 exchange rate of $1.14 per €1.00) through an increase to our existing term loan facility denominated in Euros, and $160 million under our U.S. Dollar revolving credit facility (collectively, the “Arysta Term Debt” and together with the Alent Term Debt, the "Term Debt").
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 gives effect to the Alent Acquisition, the Arysta Acquisition, and the related issuance of the Term Debt and Notes (collectively, the "Transactions") as if they had been completed on January 1, 2015. The Transactions are reflected in Platform's condensed consolidated balance sheet as of March 31, 2016 included in Platform's Quarterly Report on Form 10-Q for the three months ended March 31, 2016 filed with the Securities and Exchange Commission (the "SEC") on May 10, 2016; thus, a pro forma balance sheet is not included herein.
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 was derived from Platform’s audited consolidated financial statements, Alent's unaudited consolidated condensed group statements for the eleven months ended November 30, 2015 (the "Alent Pre-Acquisition Period"), and Arysta's unaudited consolidated condensed group statements for the period from January 1, 2015 to February 12, 2015. The unaudited pro forma statement of operations does not reflect the acquisition of the Electronic Chemicals and Photomask businesses of OM Group, Inc. or the acquisition of OMG Electronic Chemicals (M) Sdn Bhd, a Malaysian subsidiary of OM Group, Inc., or their related financings on a pro forma basis, because these acquisitions were not significant as defined by Rule 1-02(w) of Regulation S-X.
The unaudited pro forma condensed consolidated financial information presented below is not necessarily indicative of future results and should be read in conjunction with our "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements filed in our Annual Report on Form 10-K for the year ended December 31, 2015; Alent’s audited group financial statements for the fiscal years 2014 and 2013, its unaudited consolidated condensed financial statements for the nine months ended September 30, 2015 and the notes thereto filed with the SEC on Form 8-K/A on December 10, 2015; and Arysta's audited consolidated financial statements for the fiscal years 2014 and 2013 and the notes thereto filed with the SEC on Form 8-K/A on April 29, 2015.
Alent's consolidated financial statements for the years ended December 31, 2014 and 2013 and for the nine months ended September 30, 2015 were prepared in accordance with the International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS"). Arysta's consolidated financial statements for the years ended December 31, 2014 and 2013 were also prepared in accordance with IFRS.
Pro forma adjustments to historical financial information are subject to assumptions described in the notes following the unaudited pro forma financial statements. Management believes that these assumptions and adjustments are reasonable and appropriate under the circumstances and are factually supported based on information currently available.

PLATFORM SPECIALTY PRODUCTS CORPORATION
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015

($ million except per share data)	Platform (Historical)	Alent (Historical) for the Eleven Months ended November 30, 2015 (1)	Arysta (Historical) for the period from January 1, 2015 to February 12, 2015 (1)	Alent Adjustments		Arysta Adjustments		Pro forma Consolidated
Net sales	$2,542.3	$847.8	$85.6	$		$1.4	P	$
						0.5	Q	3,477.6
Cost of sales	1,550.4	499.3	53.0			1.0	P
				(17.6)	A	(37.9)	R
				5.6	B	0.4	S	2,054.2
Gross profit	991.9	348.5	32.6	12.0		38.4		1,423.4
Operating expenses:
Selling, technical, general, and administrative	857.5	252.2	41.4	1.6	C
				0.4	D
				44.7	E	13.2	T
				(40.1)	F	(8.9)	U
				(13.0)	G	(57.8)	V	1,091.2
Research and development	62.8	21.3	—					84.1
Other	—	(1.7)	0.8					(0.9)
Total operating expense	920.3	271.8	42.2	(6.4)		(53.5)		1,174.4
Operating profit (loss)	71.6	76.7	(9.6)	18.4		91.9		249.0
Other (expense) income:
Interest, net	(213.9)	(5.9)	(42.4)	6.2	H	35.7	W
				(150.1)	I	(13.7)	X
						(1.7)	Q
						(2.0)	Y	(387.8)
(Loss) gain on derivative contracts	(74.0)	—	0.4	73.7	J
				(2.4)	K			(2.3)
Foreign exchange (loss) gain	(43.4)	—	(12.7)	5.1	L			(51.0)
Other income (expense), net	30.4	—	(0.2)					30.2
Total other (expense) income	(300.9)	(5.9)	(54.9)	(67.5)		18.3		(410.9)
(Loss) income before income taxes and non-controlling interests	(229.3)	70.8	(64.5)	(49.1)		110.2		(161.9)

Income tax (expense) benefit	(75.1)	(18.2)	2.1	0.1	M
				0.4	N	0.4	Z
				1.6	O	(12.7)	AA	(101.4)
Net (loss) income	(304.4)	52.6	(62.4)	(47.0)		97.9		(263.3)
Net income attributable to non-controlling interests	(4.2)	—	(0.1)	—		—		(4.3)
Net (loss) income attributable to common stockholders	$(308.6)	$52.6	$(62.5)	$(47.0)		$97.9		$(267.6)

(Loss) Earnings Per Share
Basic	$(1.52)	n/a	n/a	n/a		n/a		$(1.22)
Diluted	$(1.52)	n/a	n/a	n/a		n/a		$(1.22)

Weighted average shares outstanding
Basic	203.2	n/a	n/a	n/a		n/a		220.1	BB
Diluted	203.2	n/a	n/a	n/a		n/a		220.1	BB

(1) The historical statements of operations of Alent and Arysta were prepared in accordance with IFRS. Adjustments to convert them from an IFRS basis to a US GAAP basis are included in the Alent and Arysta adjustments columns.

Alent Adjustments

A	Reflects elimination of impact of manufacturer's profit in inventory recognized in purchase accounting.

B	Adjustment to depreciation to reflect its annual basis for the step-up of property, plant, and equipment.

C	Reflects the adjustments related to alignment of deprecation policy with Platform.

D	Reflects the adjustments related to alignment of inventory write-down policy with Platform.

E	Adjustment to amortization expense to reflect its annual basis for the fair value of the intangible assets recognized in purchase accounting.

	Intangible Assets (In millions)	Estimated Fair Value	Annual Amortization
	Tradenames (indefinite life)	$81.4	$—
	Tradenames (20 year life)	4.5	0.2
	Developed Technology (10 years)	203.2	20.3
	Customer relationships (14 years)	391.5	28.3

F
Adjustment to eliminate transaction expenses recognized by Alent prior its acquisition consisting of $29.6 million of advisory fees, $6.5 million of compensation related to the Alent Acquisition, and $4.0 million of severance as a result of the Alent Acquisition.

G	Reflects the elimination of non-recurring Alent Acquisition expenses directly attributable to the transaction, including but not limited to financial advisory, legal and accounting fees.

H	Reflects the elimination of historical interest expense of Alent that was retired following the Alent Acquisition.

I	Reflects interest expense on the Alent Term Debt and Alent Notes related to the Alent Acquisition as though they were issued on January 1, 2015.

J	Reflects reversal of loss on forward foreign exchange contracts entered into to hedge the purchase price of the Alent Acquisition.

K	Reflects the reversal of the impact of hedging under IFRS that does not qualify pursuant to US GAAP.

L	Reflects the reversal of gains and losses on intercompany loans classified as permanently reinvested under US GAAP that were included in the statement of operations pursuant to IFRS.

M	Reflects the IFRS to US GAAP conversion adjustments related to deferred tax liability on undistributed earnings of foreign subsidiaries that does not meet US GAAP requirements.

N	Reflects the IFRS to US GAAP conversion reversal of deferred tax asset for intra-group transactions and intercompany profit in inventory that does not meet the US GAAP requirement.

O
Reflects income tax benefit (expense) related to the income (loss) before income taxes, non-controlling interests, and accrued payment-in-kind dividends on cumulative preferred shares generated by the pro forma adjustments, excluding non-deductible permanent differences, non-deductible losses on foreign exchange contracts, and the inability to utilize interest expense and transaction costs deductions in certain jurisdictions using a global statutory rate of 19%.

Arysta Adjustments

P	Reflects the recognition of sales previously reversed under IFRS that would meet recognition criteria under US GAAP.

Q	Reflects the reversal of present value accounting required for IFRS that is prohibited for US GAAP for receivables and payables expected to be settled within a year.

R	Reflects elimination of impact of manufacturer's profit in inventory recognized in purchase accounting.

S	Reflects depreciation expense related to the step-up to fair value of the property, plant, and equipment of Arysta as of the closing.

T	Adjustment to amortization expense to reflect its annual basis for the fair value of the intangible assets recognized in purchase accounting.

	Intangible Assets (In millions)	Estimated Fair Value	Annual Amortization
	Tradenames (indefinite life)	$253.0	$—
	Developed Technology (12 years)	1,250.0	104.2
	Customer relationships (25 years)	270.0	10.8

U	Reflects elimination of historical amortization expenses related to Arysta’s intangible assets.

V	Reflects the elimination of non-recurring Arysta Acquisition expenses directly attributable to the transaction, including but not limited to financial advisory, legal and accounting fees.

W	Reflects elimination of historical interest expense related to debt not assumed in connection with the Arysta Acquisition.

X	Reflects interest expense related to the Arysta Term Debt and the Arysta Notes related to the Arysta Acquisition as though they were issued on January 1, 2015.

Y	Reflects the reversal of hedge accounting that does not meet US GAAP requirements.

Z
Reflects a change in the tax rate used in intercompany sales (from the buyer rate to seller rate) and set up a prepaid tax asset pursuant to US GAAP that is recorded as a deferred tax asset under IFRS.

AA
Reflects income tax benefit (expense) related to the income (loss) before income taxes, non-controlling interests, and accrued payment-in-kind dividends on cumulative preferred shares generated by the pro forma adjustments, excluding non-deductible permanent differences and the inability to utilize interest expense and transaction costs deductions in certain jurisdictions using a global statutory rate of 19%.

BB	Reflects the weighted average shares as of December 31, 2015 adjusted for the 18.4 million shares issued in connection with the Alent Acquisition as though they were outstanding as of January 1, 2015.